UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BLUEGREEN VACATIONS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2022148
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: Preferred Share Purchase Rights

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed by Bluegreen Vacations Holding Corporation (formerly BBX Capital Corporation) (the “Company”) in connection with the termination of the Rights Agreement (as defined below) and the Preferred Share Purchase Rights distributed thereunder. The Preferred Share Purchase Rights were registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, on Form 8-A filed by the Company with the Securities and Exchange Commission on June 18, 2020.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

In connection with the Company’s acquisition of all of the approximately 7% of the outstanding shares of common stock of Bluegreen Vacations Corporation not previously beneficially owned by the Company pursuant to a statutory, short-form merger (the “Merger”) effected under Florida law on May 5, 2021, the Rights Agreement, dated as of June 17, 2020, by and between the Company and American Stock Transfer and Trust Company, LLC, as Rights Agent (the “2009 Rights Agreement”), was amended so that it expired at the effective time of the Merger. Accordingly, the Rights Agreement is of no further force or effect and the Preferred Share Purchase Rights previously issued under the Rights Agreement are null and void.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BLUEGREEN VACATIONS HOLDING CORPORATION

Date: May 6, 2021	By:	/s/ Raymond S. Lopez
Raymond S. Lopez,
Executive Vice President and Chief Financial Officer